As filed with the Securities and Exchange Commission on March 12, 2024
Registration No. 333-260732
Registration No. 333-264021
Registration No. 333-270913

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-260732)
POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-264021)
POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-270913)
TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
LIANBIO
(Exact name of registrant as specified in its charter)

Cayman Islands	98-1594670
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
103 Carnegie Center Drive, Suite 309
Princeton, NJ 08540
(609) 486-2308
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

LIANBIO 2019 EQUITY INCENTIVE PLAN
LIANBIO 2021 EQUITY INCENTIVE PLAN
(Full title of the plan)

Adam Stone
LianBio
103 Carnegie Center Drive, Suite 309
Princeton, NJ 08540
(609) 486-2308
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Thomas J. Danielski
Ropes & Gray LLP
800 Boylston Street
Boston, Massachusetts 02199
(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES
LianBio, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“LianBio” or the “Company”), is filing these post-effective amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s ordinary shares, par value $0.000017100448 per share (the “Ordinary Shares”) registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:
1.Registration Statement No. 333-260732, filed with the SEC on November 3, 2021, registering 9,746,976 Ordinary Shares issuable under the LianBio 2019 Equity Incentive Plan and 15,104,206 Ordinary Shares issuable under the LianBio 2021 Equity Incentive Plan.
2.Registration Statement No. 333-264021, filed with the SEC on March 31. 2022, registering 4,291,018 Ordinary Shares issuable under the LianBio 2021 Equity Incentive Plan.
3.Registration Statement No. 333-270913, filed with the SEC on March 28, 2023 registering 4,281,757 Ordinary Shares issuable under the LianBio 2021 Equity Incentive Plan.
On February 13, 2024, the Company announced its intention to apply for the voluntary delisting of its American Depositary Shares (the “ADS(s)”, each ADS representing the right to receive one Ordinary Share) from the Nasdaq Global Market and the voluntary deregistration from the reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the SEC. In connection with the Company’s voluntary decision to delist and deregister, the Company has terminated any and all offerings pursuant to the Registration Statements. Accordingly, this filing is made pursuant to an undertaking made by the Company in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of each offering. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey on March 12, 2024.

LIANBIO

By:	/s/ Adam Stone
	Name:	Adam Stone
	Title:	Interim Chief Executive Officer
No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.